                                                            EXHIBIT 12.2


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                   (Amounts in thousands except ratios)
                                (Unaudited)

                                                          Nine Months Ended
                                                          September 30, 1995
                                                         -------------------
Earnings:
  Income before income taxes                                  $ 144,073

  Adjustments:
    Net interest expense (1)                                     26,137
    Amortization of capitalized interest                          1,730
    Portion of rental expense representative
     of interest                                                  1,066
    Minority  interest of majority-owned subsidiaries
     that have fixed charges                                     11,668
    Undistributed income of less than 50%
     owned entities                                              (5,019)
                                                              ---------
                                                              $ 179,655
                                                              =========
Fixed Charges:
  Net interest expense (1)                                    $  26,137
  Preferred stock dividends (2)                                  15,727
  Capitalized interest                                            9,609
  Portion of rental expense representative
   of interest                                                    1,066
                                                              ---------
                                                              $  52,539
                                                              =========
Ratio of earnings to combined fixed charges and
  preferred stock dividends                                         3.4
                                                              =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

(2) Increased to represent pre-tax earnings which would be required to cover such dividend requirements.